CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of
First Cova Life Insurance Company


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Statement of Additional Information.

Our report dated March 7, 1997 contains an explanatory paragraph which states the financial statements were prepared using accounting practices prescribed or permitted by the State of New York Department of Insurance, which practices differ from generally accepted accounting principles. The effects on the financial statements of the variances between the statutory basis of accounting and generally accepted accounting principles are disclosed in the notes to the financial statements.

                                               /S/ KPMG PEAT MARWICK LLP

St. Louis, Missouri
April 25, 1997